[SHIP]
                             THE VANGUARD GROUP(R)



                   VANGUARD CONVERTIBLE SECURITIES FUND(R)
                  VANGUARD FIXED INCOME SECURITIES FUNDS(R)
                          VANGUARD HORIZON FUNDS(R)
                         VANGUARD WHITEHALL FUNDS(R)
             SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION


Effective  immediately,  the following text is added to the Investment  Policies section in the Statement of Additional Information. The heading will relate to the particular fund.

INVESTMENT   POLICY  RELATING  TO  THE  SALE  OF  INVESTOR  SHARES  OF  VANGUARD
CONVERTIBLE SECURITIES, GLOBAL EQUITY, SELECTED VALUE, AND HIGH-YIELD CORPORATE FUNDS IN JAPAN

Each Fund may borrow (as defined under Japanese law and the rules of the Japanese Securities Dealers Association) money for temporary or emergency purposes only in an amount not to exceed 10% of the Fund's net assets.





















































(C)2005 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                      102005